EXHIBIT 99.1


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W. R. Berkley Corporation               NEWS
475 Steamboat Road                      RELEASE
Greenwich, Connecticut 06830
(203) 629-3000
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FOR IMMEDIATE RELEASE                   CONTACT:
                                        Eugene G. Ballard
                                        Chief Financial Officer
                                        203-629-3000


                       W. R. BERKLEY CORPORATION ANNOUNCES
          3-FOR-2 STOCK SPLIT AND INCREASES REGULAR QUARTERLY DIVIDEND


     Greenwich, CT, March 14, 2005 -- W. R. Berkley Corporation (NYSE: BER) today announced that its Board of Directors has approved a 3-for-2 common stock split to be paid in the form of a stock dividend to holders of record on March 24, 2005. The additional shares are expected to be issued on April 8, 2005 (immediately preceding the payment of the regular quarterly cash dividend referred to below).

     The Directors also declared a regular quarterly cash dividend on the company's post-split common stock of 5 cents per share, also to be paid on April 8, 2005 to stockholders of record at the close of business on March 24, 2005. The cash dividend has been increased to an annual rate of 20 cents per share, representing an increase of 7% from the prior year's rate.

     At March 3, 2005, W. R. Berkley Corporation had 84,272,875 shares of common stock outstanding.

     Founded in 1967, W. R. Berkley Corporation is an insurance holding company that operates in five segments of the property casualty insurance business: specialty insurance, regional property casualty insurance, alternative markets, reinsurance and international.

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